Certain confidential portions of this Exhibit have been deleted and filed separately with the Securities and Exchange Commission. An asterisk (*) denotes confidential information that has been omitted from the Exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

                             DISTRIBUTION AGREEMENT


         This Distribution Agreement ("Agreement") is entered into and is effective this 12th day of March, 1996, by and among LecTec Corporation, a Minnesota corporation having its principal place of business at 10701 Red Circle Drive, Minnetonka, Minnesota ("LecTec"), Natus Corporation, a Minnesota corporation having its principal place of business at 10701 Red Circle Drive, Minnetonka, Minnesota ("Old Natus") and Natus, L.L.C., an Arizona limited liability company having its principal place of business at 3001 East Camelback Road, Suite 200, Phoenix, Arizona 85016 ("New Natus").

         WHEREAS, LecTec is in the business of manufacturing Patches (as defined below) for marketing, distribution and sale to the general public; and

         WHEREAS, Old Natus is in the business of distributing Patches manufactured by LecTec through means other than multi-level (network) direct sales marketing and distribution; and

         WHEREAS, LecTec owns a majority of the outstanding shares of Old Natus; and

         WHEREAS, New Natus is in the business of multi-level (network) direct sales marketing and distribution of products such as the Patches and desires to purchase the Patches for resale to in its multi-level (network) direct sales marketing and distribution business under Natus trademarks, utilizing Natus packaging and Natus promotional material; and

         WHEREAS, LecTec has the capacity to manufacture or have manufactured New Natus's requirements of such products; and

         WHEREAS LecTec is willing to sell the Patches to Old Natus for distribution to New Natus, and Old Natus is willing to distribute the Patches to New Natus, for the multi-level (network) direct sales marketing and distribution in the Exclusive Market (as defined below);

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises expressed herein, LecTec and New Natus agree as follows:

         1. Definitions. As used herein, the following terms shall have the following meanings:

                  1.1 "Agreement" shall mean this Distribution Agreement, including any future written amendments, modifications, or supplements made in accordance herewith.

                  1.2 "Effective Date" shall have the meaning set forth in
Section 3.


                  1.3 "Exclusive Market" shall mean the world-wide person-to-person multi-level network marketing and distribution of Patches, and specifically does not include institutional, retail, direct response infomercial or commercial spots, electronic retailing (such as HSN or QVC), marketing and distribution of Patches. It is expressly understood that this Agreement does not grant marketing and distribution rights outside the Exclusive Market.

                  1.4 "FDA" shall have the meaning set forth in Section 13.1(B).

                  1.5 "LecTec" shall mean LecTec Corporation, a Minnesota corporation.

                  1.6 "Old Natus" shall mean Natus Corporation, a Minnesota corporation.

                  1.7 "Monthly Forecast" shall have the meaning set forth in
Section 9.2.

                  1.8 "New Natus" shall mean Natus, L.L.C., an Arizona limited liability company.

                  1.9 "Patches" shall mean analgesic patches which meet the criteria set forth in the United States Food and Drug Administration monograph on external analgesic drug products for over-the-counter human use which contain the active ingredients methyl salicylate, menthol and camphor.

                  1.10 "Re-Commencing Party" shall have the meaning set forth in
Section 19.5.

                  1.11 "Restricted Period" shall have the meaning set forth in
Section 19.5.

                  1.12 "Termination Notice" shall have the meaning set forth in
Section 19.4.

         2. Engagement. Old Natus hereby engages New Natus, and New Natus hereby accepts such engagement, to act as the distributor for Old Natus in the Exclusive Market on the terms and conditions as set forth in this Agreement.

         3. Term. The initial term of this Agreement shall begin on the date first set forth above ("Effective Date") and shall end on February 28, 2001. This Agreement shall be renewable for successive five (5) year terms thereafter provided that the parties have, prior to the end of each preceding term, reached an agreement on the price per Patch and minimum annual purchase amounts applicable to such renewal term. The parties shall, beginning not later than one year prior to the expiration of the initial term and each renewal term thereafter, negotiate in good faith with the object of reaching agreement on the price per Patch and the minimum annual purchase amount to be applied to the subsequent renewal term.

         4. Limited Exclusivity. New Natus shall be the exclusive distributor of Patches in the Exclusive Market during the term of this Agreement, including any renewals hereof. New Natus shall not market Patches in or for resale in any other markets except the Exclusive Market. Neither LecTec nor Old Natus shall sell Patches to any other person or entity in or for resale in the Exclusive Market.

         5. Right of First Offer for Other Analgesic Patches. Neither LecTec nor Old Natus may offer analgesic patches other than the Patches for distribution, sale or resale, whether directly or through a distributor, in the Exclusive Market unless LecTec or Old Natus, as the case may be, first offers the right to distribute such other analgesic patches to New Natus, specifying the terms of such distribution relationship, and New Natus does not accept such offer. If New Natus does not accept such offer to distribute such other analgesic patches on the terms so offered within thirty (30) days of such offer, LecTec or Old Natus, as the case may be, may offer such other analgesic patches for distribution, sale or resale in the Exclusive Market, but only through a distributor and only on such terms as are no more favorable to such distributor than the terms offered to New Natus pursuant to this Section 5.

         6. Order; Minimum Purchase. New Natus shall order Patches by submitting a purchase order for the quantity of Patches desired to Old Natus. New Natus may order and purchase Patches in any quantity so long as the quantity equals or exceeds (*) Patches per order, and so long as the aggregate of all orders purchased exceeds the minimum annual purchase amounts as set forth on Schedule A, attached hereto and incorporated by this reference, for each year set forth in Schedule A. For the purposes of calculating the aggregate orders purchased by New Natus within the first year of this Agreement, all Patches contributed by Old Natus to New Natus pursuant to the Contribution Agreement dated March 12th, 1996, shall be deemed to have been purchased by New Natus pursuant to this Agreement.

         7. Price. The purchase price to New Natus for the Patches meeting the specifications set forth in Schedule B, attached hereto and incorporated by this reference, shall be (*) per Patch purchased (other than those Patches deemed to have been purchased pursuant to the last sentence of Section 6). In the event that New Natus desires to purchase Patches other than Patches meeting the specifications set forth in Schedule B, New Natus and Old Natus will negotiate in good faith in an attempt to agree on a price for such Patches. In no event shall Old Natus's charges to New Natus for Patches, whether meeting the specifications set forth in Schedule B or otherwise, be in excess of LecTec's or Old Natus' usual and customary charges for Patches of the same specifications to distributors in markets other than the Exclusive Market, and if LecTec or Old Natus offers a distributor in another market a lower price per Patch of the same specifications, New Natus shall be permitted to purchase Patches on the same terms as such other distributor.

         8. Payment for Orders. New Natus shall pay to Old Natus the purchase price for Patches ordered from Old Natus within 30 days after such order is received by New Natus by payment to Old Natus.

         9. Duties of New Natus.

                  9.1 New Natus shall devote the amount of time and effort on the part of its personnel required to promote, market and distribute the Patches.

                  9.2 On or before April 1, 1996, and at the beginning of each calendar month thereafter during the term hereof, New Natus shall provide Old Natus with an estimate of New Natus' requirements for Patches for the next ninety (90) days (the "Monthly Forecast").

                  9.3 New Natus shall comply with all United States Food and Drug Administration regulations applicable to New Natus' distribution of the Patches, including but not limited to storage, distribution and the handling of customer complaints. New Natus shall not misrepresent the nature of indications for use of the Patches and will not alter the Patches.

                  9.4 New Natus shall take such reasonable actions as are reasonably necessary (including cutting off supplies of Patches to or terminating distributors) to prevent any domestic or foreign entity from distributing or selling, directly or indirectly, outside the Exclusive Market any Patches sold to New Natus hereunder.

         10. Duties of LecTec.

                  10.1 LecTec shall devote the amount of time and effort on the part of its personnel required to manufacture, produce and timely deliver all Patches ordered by New Natus. LecTec shall fill and ship all orders placed by New Natus within thirty (30) days after receipt of the corresponding purchase order provided that the quantity of Patches in such order does not exceed the estimate of New Natus' requirements for Patches contained in the Monthly Forecast. Any orders for quantities of Patches in excess of the foregoing limits shall be filled and shipped (i) to the extent of the foregoing limits, within thirty (30) days after receipt of the corresponding purchase order and, (ii) to the extent in excess of the foregoing limits, within sixty (60) days after receipt of the corresponding purchase order.

                  10.2 LecTec and Old Natus shall notify New Natus of any applications made or proposed (unless such notification is expressly prohibited by the third party, if any, making or proposing such application) for regulatory approval in any country or territory for the marketing or sale to the public of the Patch and any other analgesic patch for which New Natus is the distributor in the Exclusive Market, promptly upon LecTec or Old Natus obtaining knowledge of such applications. LecTec and Old Natus will, on a quarterly basis, notify New Natus of the status of any such applications made or proposed, unless such notification is expressly prohibited by the third party, if any, making or proposing such application. At the request of New Natus, LecTec and Old Natus shall cooperate with New Natus to the extent necessary to include in such applications a request for regulatory approval for the distribution and marketing within the Exclusive Market of Patches and any other analgesic patches for which New Natus is the distributor in the Exclusive Market unless such inclusion is expressly prohibited by the third party, if any, making such application. New Natus shall reimburse LecTec and Old Natus for any additional cost to LecTec and Old Natus directly associated with, and reasonably incurred as a result of, securing such additional regulatory approval for distribution and marketing in the Exclusive Market, if such additional regulatory approval is requested by New Natus.

         11. Duties of Old Natus. Old Natus will timely forward any or all purchase orders and Monthly Forecasts received by it to LecTec. The failure of Old Natus to timely forward any or all purchase orders or Monthly Forecasts to LecTec shall not excuse LecTec from the timely performance of its obligations hereunder, including, without limitation, the obligation to timely fill and ship orders pursuant to Section 10 hereof.

         12. Shipping. All shipping and handling costs; demurrage; storage costs; transportation insurance; sales or use taxes; and/or duties associated with any order placed by New Natus shall be paid by New Natus; provided, however, that any such costs associated with replacement shipments for defective products shipped by LecTec shall be paid by LecTec. The method and route of shipment shall be at New Natus's discretion.

         13. Representations and Warranties of LecTec and Old Natus.

                  13.1 LecTec and Old Natus represent and warrant that:

                                    (A) All Patches, their formulations and the
methodology used in their manufacture are owned or controlled by LecTec or Old Natus and do not infringe upon any formulations or methodology not owned or controlled by LecTec or Old Natus.

                                    (B) All Patches are produced in conformity
with the United States Food and Drug Administration ("FDA") Tentative Final Monograph on External Analgesic Drug Products and are permitted to be marketed in the United States under a deferral letter from the FDA. It is expressly understood, however, that no representations or warranties are made as to the existence or likelihood of obtaining final regulatory approval for the marketing of the Patches in the United States or regulatory approval in any country outside of the United States for marketing of the Patches.

                                    (C) Old Natus is the authorized distributor
of the Patches in the Exclusive Market and has the right to enter into this Agreement relating to the distribution of the Patches in the Exclusive Market pursuant to the terms hereof.

                  13.2 LecTec represents and warrants that all Patches will meet LecTec's written quality and quantity specifications and are free from defects in materials and workmanship.

         14. Indemnification of New Natus. LecTec and Old Natus, jointly and severally, shall indemnify, defend and hold New Natus harmless from and against any and all demands, penalties, liabilities, claims and expenses, including without limitation any attorneys' fees and costs, arising out of or relating to
(1) any breach by LecTec or Old Natus of the representations and warranties contained in Section 13 hereof, or (2) any defects in the formulation, ingredients, materials, packaging, labeling or printed materials supplied by LecTec (including, but not limited to, instructions or indications for use) with respect to the Patches, provided such defect is not directly caused by negligence on the part of New Natus.

         15. Indemnification of LecTec and Old Natus. New Natus shall indemnify, defend and hold LecTec and Old Natus harmless from and against any and all demands, penalties, liabilities, claims and expenses, including without limitation any attorneys' fees and costs, arising out of or relating to any claims by distributors or customers of New Natus with respect to the Patches, including, without limitation, false or deceptive advertising or claims of the Patches, except as set forth in Section 14 hereof, or the breach by New Natus of
Section 9.3 hereof.

         16. Insurance. LecTec and New Natus shall each secure and maintain product liability insurance in the amount of not less than $1,000,000.00 and will cause the other and Old Natus to be named as an additional insured party as its interest bears under their respective policies. LecTec and New Natus shall each provide the other and Old Natus with a certificate of insurance evidencing the requisite coverage as well as any revisions or changes subsequently made thereto.

         17. Force Majeure. Neither LecTec nor Old Natus shall be responsible or liable for any loss, damage, detention or delay caused by fire, civil or military authority, insurrection, riot, or railroad, air or port embargoes.

         18. Survival. The covenants and agreements of the parties contained in Sections 9.3, 14, 15 and 16 hereof shall survive the termination of this Agreement and for a period of three (3) years following the termination. Notwithstanding the foregoing, in the event that any party has given notice of a claim for indemnification within the foregoing time limit, specifying in reasonable detail the nature and, to the extent then known, the amount of the claim, such claim shall survive until resolved.

         19. Termination.

                  19.1 Either LecTec and Old Natus, jointly, or New Natus may terminate this Agreement for cause during its term in the event of a material default by the other party in its performance of any of the terms and conditions or covenants of this Agreement, which material default is not cured within thirty (30) days after receipt of a written notice to the defaulting party from the nondefaulting party specifying the nature of such default.

                  19.2 If New Natus fails to make payments in accordance with
Section 8 hereof for Patches delivered to it by LecTec or Old Natus, LecTec and Old Natus may cease production and delivery of Patches against any then current and outstanding purchase order placed by New Natus with Old Natus under this Agreement until New Natus's account is brought current and such action by LecTec or Old Natus shall not constitute a breach under this Agreement.

                  19.3 Either LecTec and Old Natus, jointly, or New Natus may terminate this Agreement at any time if the other party, or (solely with respect to New Natus' right to terminate) Old Natus, initiates any voluntary proceeding or becomes the subject of any voluntary proceeding under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, receivership, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; is adjudicated insolvent or bankrupt by a decree of a court of competent jurisdiction; petitions or applies for, acquiesces in or consents to, the appointment of any receiver or trustee of such party or for all or a substantial part of the property of the party; makes an assignment for the benefit of creditors; or admits in writing its inability to pay its debts as they mature.

                  19.4 New Natus may terminate this Agreement upon ninety (90) days notice (the "Termination Notice") to LecTec and Old Natus if it determines it is not in its best interests to continue to distribute the Patches. If New Natus wishes to obtain Patches for sale in the Exclusive Market within the period beginning on the date of the termination of this Agreement pursuant to this Section 19.4 and ending on the earlier of (i) two (2) years from the date of termination of this Agreement pursuant to this Section 19.4, or (ii) the date upon which this Agreement would otherwise have expired pursuant to Section 3 hereof, New Natus shall offer to obtain such Patches from LecTec and Old Natus, specifying the terms upon which New Natus proposes to obtain such Patches. If LecTec and Old Natus do not accept such offer on the terms so offered within thirty (30) days of such offer, New Natus may obtain such Patches from any other supplier or suppliers, provided New Natus obtains such Patches only on such terms as are no less favorable to New Natus than those terms offered to LecTec and Old Natus. Upon the termination of this Agreement pursuant to this Section 19.4, New Natus shall purchase, upon the terms and conditions set forth herein, all unpurchased Patches manufactured prior to receipt by LecTec of the Termination Notice in reasonable reliance upon the Monthly Forecast and shall purchase (at LecTec's actual cost) all unused packaging materials ordered by LecTec prior to the Termination Notice in reasonable reliance on the Monthly Forecast.

                  19.5 LecTec and Old Natus, jointly, may terminate this Agreement upon ninety (90) days notice to New Natus if they determine it is not in their best interests to continue to manufacture the Patches. Under such a termination, neither LecTec nor Old Natus may supply Patches to any other distributor in the Exclusive Market or any other market during the period (the "Restricted Period") beginning on the date of the termination of this Agreement pursuant to this Section 19.5 and ending on the earlier of (i) two (2) years from the date of termination of this Agreement pursuant to this Section 19.5 or
(ii) the date upon which this Agreement would otherwise have expired pursuant to
Section 3 hereof. If LecTec or Old Natus wishes to supply Patches to any other distributor in the Exclusive Market or any other market during the Restricted Period, LecTec or Old Natus, as the case may be, (the "Re-Commencing Party") shall first offer to New Natus the right to distribute such Patches, specifying the terms of such distribution relationship. If New Natus does not accept such offer on the terms so offered within thirty (30) days of such offer, the Re-Commencing Party may offer such Patches for distribution, sale or resale, but only through a distributor and only on such terms as are no more favorable to such distributor than the terms offered to New Natus pursuant to this Section 19.5.

                  19.6 LecTec and Old Natus, jointly, may terminate this Agreement within the notice period permitted by the FDA if the United States Food and Drug Administration forbids production or distribution of the Patches.

                  19.7 Notwithstanding anything in any agreement between Old Natus and LecTec to the contrary, in the event of the termination of Old Natus' right to distribute the Patches for any reason, this Agreement shall not thereby be terminated. In the event of any such termination, this Agreement shall continue in full force and effect and New Natus shall continue to be the distributor of Patches in the Exclusive Market.

         20. Miscellaneous.

                  20.1 At all times during the term of this Agreement, LecTec, Old Natus and New Natus shall be deemed to be independent parties, and neither shall have any right or authority to (a) act for the other; (b) incur, assume or create any obligation, liability or responsibility, express or impled, in the name or on behalf of the other; or (c) bind the other in any manner whatsoever. No agency, joint venture, partnership or other representative or fiduciary relationship between or among any of New Natus, LecTec and Old Natus is created by, or may be inferred from, this Agreement or the parties' performance hereunder.

                  20.2 Neither this Agreement nor any right or obligation hereunder shall be assigned or otherwise transferred, in whole or in part, by any party hereto (whether by operation of law or otherwise, without the prior written consent of each other party. Any assignment or transfer contrary to the terms hereof shall be null and void and of no force or effect.

                  20.3 This Agreement is to be governed by and construed and enforced in accordance with the laws of the State of Arizona without regard to its internal laws respecting conflicts. The venue for any dispute arising hereunder shall be Maricopa County, Arizona.

                  20.4 The prevailing party in any legal proceedings arising out of this Agreement shall be entitled to recover, in addition to all other legal or equitable remedies available to it, reasonable attorneys' fees and costs from the other party.

                  20.5 All notices, requests, demands and other communications pursuant to this Agreement shall be in writing and shall be delivered personally or sent by certified or registered mail, return receipt requested, or by telefacsimile, with receipt confirmed by telephone and hard copy mailed, to the parties at the addresses set forth below:

                                    LecTec Corporation
                                    10701 Red Circle Drive
                                    Minnetonka, Minnesota 55343
                                    Fax:  (612) 933-1068
                                    Attention:

                                    Natus Corporation
                                    10701 Red Circle Drive
                                    Minnetonka, Minnesota 55343
                                    Fax:  (612) 933-1068
                                    Attention:

                                    Natus, L.L.C.
                                    2777 East Camelback Road
                                    Phoenix, Arizona  85016
                                    Fax:  (602) 954-9851
                                    Attention:  President


         Any such notice, request, demand or other communication shall be deemed to have been given as of the date delivered or sent by telefacsimile, or three
(3) days after deposit in the U.S. mails. A party may change the address to which notices, requests, demands and other communications hereunder are sent, by giving written notice of said change of address to the other parties in the manner above stated.

                  20.6 Section headings of this Agreement are solely for convenience and shall not be used in any way in the interpretation of this Agreement or otherwise be given any legal effect.

                  20.7 This Agreement, including all of the schedules attached hereto, together with the Operating Agreement of New Natus dated March 12th, 1996, and the Contribution Agreement by and among Old Natus and ACM Investments, L.L.C., dated March 12th, 1996, constitute the entire understanding and agreement between the parties and supersede all previous negotiations, representations and agreements made by the parties with respect to the subject matter hereof. There are no understandings or agreements relative hereto which are not fully expressed herein; no amendments hereof shall be valid unless in writing and signed by all parties; no waiver or discharge thereof shall be valid unless in writing and signed by the party or parties whose rights are adversely affected thereby.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate, each of which shall for all purposes be deemed an original, effective as of the Effective Date.

    "LECTEC"                                   "NEW NATUS"
LECTEC CORPORATION                              Natus, L.L.C.


/s/Thomas E. Brunelle                    /s/ Richard J. Bennetts
President and CEO                            Richard J. Bennetts, President

   "OLD NATUS"
NATUS CORPORATION


/s/Kathleen A. Billings
President


                       SCHEDULE A--MINIMUM ANNUAL PURCHASE


          Year                                   Minimum Number of Patches
March 1, 1996 to February 28, 1997                       (*)
March 1, 1997 to February 28, 1998                       (*)
March 1, 1998 to February 28, 1999                       (*)
March 1, 1999 to February 29, 2000                       (*)
March 1, 2000 to February 28, 2001                       (*)



                        SCHEDULE B--PATCH SPECIFICATIONS


Individually wrapped patches of a 2 inch by 3 inch dimension, packaged in boxes of 20 patches each.